Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

BRUUSH ORAL CARE INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered (1)	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee(1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Units, each consisting of one share of common stock, no par value, and one Warrant	457	(o)		$		$17,250,000	(2)	0.0000927	$1,599.08
	Equity	Common Stock, no par value, included in the Units	457	(i)			-	-		-	(3)
	Equity	Warrants included in the Units	457	(i)			-	-		-	(3)
	Equity	Common stock underlying Warrants	457	(o)		$		$17,250,000	(3)	0.0000927	$1,599.08
		Underwriter’s Warrants	457	(g)			-	-		-	(4)
		Common Stock underlying the Underwriter’s Warrants (5)	457	(g)				$2,812,500		$0.0000927	$260.72
		Additional Warrants	457	(g)			-	-		-	(6)
	Equity	Common Stock underlying the Additional Warrants (7)						$30,000,000		$0.0000927	$2,781
	Equity	Common Stock issuable to selling shareholders	457	(o)				$3,150,000		$0.0000927	$292.01
	Equity	Common Stock issuable upon exercise of the Warrants to Purchase Common Stock issued to the selling shareholders	457	(g)				$1,500,000		$0.0000927	$139.05
Total Offering Amounts								$71,962,500		0.0000927	$6,670.94
Total Fees Previously Paid								-		-	6,949.03
Total Fee Offsets								-		-
	Net Fee Due										$0

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”), based on an estimate of the proposed maximum offering price.

(2)	Includes the aggregate offering price of additional common stock and/or warrants to purchase common stock that may be acquired by the underwriters to cover the option to purchase additional securities, if any

(3)	No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(4)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(g) under the Securities Act. Represents warrants to purchase a number of common stock up to 8.0% of the aggregate number of common stock sold in this offering. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants assuming that such warrants are exercisable at a price per common stock equal to 125% of the initial public offering price per Unit.

(6)	No additional registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(7)	There may be issued 5,000,000 additional warrants, each to purchase one share of common stock, to certain holders of Warrants, following adjustments to the Warrant exercise price. The additional warrants will be exercisable at a per share price which is no less than 50% of the per Unit public offering price.